Parallax Health Sciences Reports Third Quarter 2019 Financial Results

Company Increases Revenues by More Than 700% and

Reduces Operating Loss by 10% Over Prior Year Nine Months Period

SANTA MONICA, CALIF. (November 18, 2019) - Parallax Health Sciences, Inc. (OTCQB: PRLX) (“Parallax”), an outcome-driven connected healthcare company, reports financial results for the three and nine months ended September 30, 2019 and provides a business update.

"We are continuing to make progress, and our third quarter shows improvement in revenues and a reduction in expenses, while we reduced our shareholders deficit to under $5 million from more than $28 million in less than two years since December 31, 2017.  We have positioned Parallax and its operating subsidiaries for accelerated growth, and upon completion of additional financial engineering, we expect the Company’s financial performance to demonstrate marked improvement in the future,” stated Paul Arena, Chief Executive Officer of Parallax Health Sciences. “In addition, we are getting ready to launch our service offerings across a number of verticals with a software-as-a-service (SaaS) business model to provide recurring revenues.  We also continue to execute strategic intellectual property licenses that are highly profitable to us, and give us a further upside through royalty revenues in the future.”

“The global IoT in the healthcare market size is projected to reach over US$500 billion by 2025, expanding at a compounded annual growth rate of nearly 20% over that same period. Our technology platform provides vital outcomes optimization, as well as measurement and interventional tools, that are poised to meet the scale and extraordinary demands of our growing marketplace,” Mr. Arena added. “Our platform is ubiquitous, connecting to all IoT devices, and is the only platform that enables legacy and non-IoT diagnostic and biometric measurement devices to deliver data to the cloud. Our Good Health Outcomes platform has been developed to address the nearly US$1 trillion in waste in the US medical system by addressing patients’ adherence to medical and pharmaceutical regimens.”

Third Quarter Financial Highlights

Total revenues from continuing operations for the three months ended September 30, 2019 were $25,855, compared with total revenues of $990 for the third quarter of 2018.

A net loss from continuing operations of $2.4 million was recognized for the third quarter of 2019, or $0.01 per diluted share, compared with a net profit from continuing operations for the third quarter of 2018 of $25.0 million, or $0.12 per diluted share. The $27.4 million difference in net income from continuing operations is primarily due to extraordinary gains from the disposal of a subsidiary, and related extinguished debt, recognized during the 2018 fiscal year.

Cost of sales from continuing operations for the third quarter of 2019 were $3,899, compared with cost of sales of $5,230 for the same period last year. The decrease is due to lower expenses related to the human capital necessary to facilitate the effective delivery of the Company's remote patient monitoring and related services to its customers.  Gross profit for the third quarter of 2019 was $21,956, an improvement from a gross loss from continuing operations of ($4,240) in the quarter ended September 30, 2018.

General and administrative (G&A) expenses for the third quarter of 2019 were $1.9 million, a 10% decrease from G&A expenses from continuing operations of $2.1 million for the same period last year. The decrease was primarily due to a reduction in legal and professional fees of $300,401. Stock compensation of $1.15 million represented a major component of G&A expenses in the third quarter of 2019.

In the third quarter of 2018, the Company deconsolidated RoxSan Pharmacy, recognizing a gain of $5,079,416, as well as a gain of $22,781,281 from the debt extinguished in connection with the subsidiary.

Net income (loss) from continuing operations for the three months ended September 30, 2019 was ($2.4) million, or ($0.01) per diluted common share, compared with net income of $25.0 million, or $0.17 per share, for the same period last year.

Year-to-date Financial Results

Total revenues from continuing operations for the nine months ended September 30, 2019 were $77,745, compared to total revenues from continuing operations of $10,749 for the same period last year. The increase in revenues is primarily due to licensing fees collected in the current year.  Gross profit increased to $64,874 for the nine months ended September 30, 2019, compared with a gross (loss) from continuing operations of ($4,758) for the nine months ended September 30, 2018, an improvement of $69,632.  Total operating expenses decreased to $5.20 million for the nine months ended September 30, 2019, compared with operating expenses from continuing operations of $5.25 million for the same period last year.

The Company recorded a net operating loss from continuing operations of $5.1 million, or $0.02 per diluted share, for the nine months ended September 30, 2019, compared with a net operating loss of $5.2 million or $0.03 per diluted share, for the same period last year.

Discount amortization and interest expense decreased significantly, from $4.5 million for the nine months ended September 30, 2018, to $0.5 million for the current year, a reduction of over $4.0 million.

A net loss of $6.5 million was recognized for the nine months ended September 30, 2019, compared to net income of $17 million for the same period last year.  Excluding the extraordinary gains of $28 million recognized in the prior year, the net loss for the current year was reduced by $4.2 million.

Business Outlook

The Company forecasts that recognizable revenues will be sufficient to achieve breakeven from operations by the end of 2020, subject to the conversion of prospective business opportunities into revenues within the period.

Intellectual Property Portfolio

Parallax's solutions are supported by its intellectual property portfolio. The Company now owns or has exclusive licenses for 5 patent families and 15 patents with 6 additional patents pending with the United States Patent & Trademark Office, along with hundreds of claims. The claims cover broad range of the Company's proprietary technologies and products. Parallax also owns 4 trademarks protecting the names of its products and identity in the marketplace.

About Parallax Health Sciences

Parallax Health Sciences is an advanced technology, outcome-driven telehealth company that allows for cost-effective remote diagnosis, treatment and monitoring of patients through proprietary platforms of integrated products and services. The Company's interoperable novel applications provide patients point-of-care testing and monitoring with information communicated via internet-based mobile phone applications that are agnostic as to operating system and are built on highly sophisticated data analytics. Information is retrieved real-time by physicians who are monitoring patients with chronic diseases or through biometric feedback for health-related behavior modification, and is automated for integration into electronic health records. The Company's products and offerings capitalize on the digital transformation in healthcare for improved patient compliance, diagnosis and treatment, and support healthcare system cost savings and efficiencies. For more information, please visit  www.parallaxhealthsciences.com or www.parallaxcare.com .

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our Form 10-K and other reports filed with the SEC. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Paul Arena

paul@parallaxcare.com

cell 404-915-8449

SOURCE: Parallax Health Sciences, Inc.

PARALLAX HEALTH SCIENCES, INC
CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$11,973	$262
Operating lease right of use asset	77,494	––
Total current assets	89,467	262

Investments	1,000,000	––
Property and equipment, net	2,408	––
Intangible assets, net	488,570	579,035
Deposits	7,800	––
Goodwill	785,060	785,060

TOTAL ASSETS	$2,373,305	$1,364,357

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,419,514	$2,655,138
Operating lease liability	77,494	––
Derivative liability, short-term	53,920	23,925
Debentures, convertible	––	724,903
Debentures, convertible, related party	––	411,006
Notes payable	360,000	––
Notes payable, related party	126,152	––
Notes payable, convertible, net of unamortized discount	680,176	296,000
Notes payable, convertible, related party	20,000	––
Related party payables	1,474,436	1,004,720
Total current liabilities	5,211,692	5,115,692

Long-term liabilities
License fees payable	450,000	430,000
Royalties payable	316,258	310,000
Derivative liability, long-term	––	34,000
Debentures, convertible, net of unamortized discount	––	184,870
Notes payable, related party	633,294	––
Notes payable, convertible	576,154	720,154
Notes payable, convertible, related party	––	491,100
Notes payable, bank	21,320	28,995
Total long-term liabilities	1,997,026	2,199,119
Total liabilities	7,208,718	7,314,811

Stockholders' deficit
Preferred stock, $.001 par, 10,000,000 shares authorized,	978	1,014
977,352 and 1,013,691 issued and outstanding
at September 30, 2019, and December 31, 2018, respectively
Common stock, $.001 par, 500,000,000 shares authorized,	234,455	158,113
234,454,740 and 158,113,141 issued and outstanding
at September 30, 2019, and December 31, 2018, respectively
Additional paid in capital - preferred	1,599,036	1,699,000
Additional paid in capital - common	19,479,319	11,382,341
Subscriptions receivable	(500,000)	––
Accumulated deficit	(25,649,201)	(19,190,922)
Total stockholders' deficit	(4,835,413)	(5,950,454)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,373,305	$1,364,357

The accompanying notes are an integral part of these consolidated financial statements.

PARALLAX HEALTH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
		As Restated		As Restated

Revenue	$25,855	$990	$77,745	$10,749
Cost of sales	3,899	5,230	12,871	15,507
Gross profit (loss)	21,956	(4,240)	64,874	(4,758)

General and administrative expenses	1,937,991	2,116,821	5,203,088	5,252,498

Operating loss	(1,916,035)	(2,121,061)	(5,138,214)	(5,257,256)

Other expenses
Gain on disposal of subsidiary	––	5,079,416	––	5,079,416
Gain (loss) on fair value adjustments	1,253	(93,700)	105,141	(156,300)
Gain (loss) on extinguishment of debt	(347,612)	22,931,148	(915,615)	22,931,148
Loss on settlement	––	––	(33,272)	––
Discount amortization	(48,000)	(155,000)	(19,000)	(2,775,000)
Interest expense	(149,914)	(660,518)	(457,319)	(1,741,726)
Total other expenses	(544,273)	27,101,346	(1,320,065)	23,337,538

Net income (loss) – continuing operations	(2,460,308)	24,980,286	(6,458,279)	18,080,282

Net income (loss) – discontinued operations	––	93,773	––	(824,398)

Net loss	$(2,460,308)	$25,074,058	$(6,458,279)	$17,255,884

Net income (loss) per common share – basic
Continuing operations	$(0.011)	$0.167	$(0.034)	$0.124
Discontinued operations	$––	$0.001	$––	$(0.006)

Net income (loss) per common share – diluted
Continuing operations	$(0.009)	$0.120	$(0.028)	$0.088
Discontinued operations	$––	$––	$––	$(0.004)

Weighted average common shares outstanding - basic	218,115,643	149,431,153	190,038,071	146,294,981
Weighted average common shares outstanding - diluted	262,011,413	208,254,652	233,933,841	205,118,481

The accompanying notes are an integral part of these consolidated financial statements

PARALLAX HEALTH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	For the nine months ended
	September 30, 2019	September 30, 2018
		As Restated
Cash flows from operating activities:
Net income (loss)	$(6,458,279)	$18,080,282
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	90,685	90,465
Stock compensation/stock option amortization	2,572,741	3,152,943
Discount amortization	19,000	2,775,000
Allowance for bad debt	––	236
Gain on disposal of subsidiary	––	(5,079,416)
(Gain) loss on extinguishment of debt	915,615	(22,931,148)
(Gain) loss on fair value adjustments	(105,141)	156,300
Loss on settlement	33,272	––
Debt accretion	136,582	791,125
Changes in operating assets and liabilities:
Decrease in trade and other receivables	––	3,039
(Increase) in deposits	(7,800)	––
Increase in accounts payable and accrued expenses	95,155	1,398,093
Increase in royalties payable	7,258	––
Increase in related party payables	886,383	492,356
Net cash used by operating activities	(1,814,529)	(1,070,725)

Cash flows from investing activities:
Purchase of professional equipment	(2,628)	––
Net cash used by investing activities	(2,628)	––

Cash flows from financing activities:
Proceeds from notes payable	220,000	––
Repayment of notes payable	(22,675)	(5,451)
Proceeds from convertible notes payable	556,780	825,000
Repayment of convertible notes payable	(65,000)	(50,000)
Repayment of debentures	(754,369)	––
Proceeds from issuance of preferred shares	69,000	300,000
Proceeds from issuance of common shares	1,825,132	41,250
Net cash provided by financing activities	1,828,868	1,110,799

Net cash provided by continuing operations	11,711	40,074

Cash flows from discontinued operations:
Net cash used by operating activities	––	(39,942)
Net cash used by discontinued operations	––	(39,942)

Net increase in cash	11,711	132

Cash - beginning of period	262	183

Cash - end of period	$11,973	$315

NON-CASH ACTIVITIES
Discounts on long-term liabilities	$19,000	$2,775,000
Beneficial conversion feature of convertible promissory note	$––	$347,457
Fair value of stock warrants	$335,310	$810,000
Embedded conversion option of convertible promissory notes	$9,370	$850
Deemed dividends on preferred stock	$––	$283,347
Dividends paid in kind on preferred stock returned to treasury	$58,232	$––
Conversion of preferred stock to common stock	$69,000	$––
Preferred stock returned to treasury for debt settlement	$100,000	$––
Conversion of accounts payable to convertible note payable	$20,000	$37,500
Conversion of related party payables to preferred stock	$––	$450,000
Conversion of accounts payable to related party convertible note payable	$20,000	$––
Conversion of convertible notes payable to common stock	$1,093,240	$296,114
Conversion of related party convertible notes payable to common stock	$1,021,057	$––
Conversion of related party convertible notes payable to non-related party convertible notes payable	$––	$576,154
Conversion of related party payables to non-related party payables	$––	$42,356
Subscriptions receivable	$(500,000)	$(92)

SUPPLEMENTAL INFORMATION
Interest paid
Continuing operations	$539,476	$798
Discontinued operations	$––	$106
Income taxes paid	$––	$––

The accompanying notes are an integral part of these consolidated financial statements